SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549



                                     FORM 8-K


                                  CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  May 18, 1995



                        JMB INCOME PROPERTIES, LTD. - VIII
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              (Exact name of registrant as specified in its charter)





     Illinois                         0-10206                  36-3075978
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(State or other)                    (Commission            (IRS Employer
 Jurisdiction of                   File Number)             Identification No.)
 Organization




               900 N. Michigan Avenue, Chicago, Illinois  60611-1575
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                      (Address of principal executive office)




Registrant's telephone number, including area code:  (312) 915-1987
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                             CARILLON SHOPPING CENTER

                                  Houston, Texas
                          ------------------------------



ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS. On May 18, 1995, Carillon Associates, Ltd. ("Associates"), a joint venture between JMB Income Properties Limited - VIII (the "Partnership") its Managing General Partner and an unaffiliated venture partner, sold the Carillon Shopping Center (the "Property") located in Houston, Texas. The purchaser, Richfield Investment Corporation, is not affiliated with the Partnership or its General Partners and the sale price was determined by arm's-length negotiation. The Property is an approximately 182,000 square foot shopping center and, as of the date of the sale was approximately 66% occupied.

     The sale price of the property was $7,400,000 (before selling costs and prorations) and was paid in cash at closing. The Partnership received net proceeds of approximately $6,900,000 upon closing of which its share is $6,200,000 after payment of certain promissory notes due to the Partnership's former venture partner in Carillon Partners, Ltd.

     The Associates' Partnership Agreement generally provides that the net proceeds from any sale or refinancing will be distributed as follows: first, the Partnership will receive any deficiencies in its cumulative annual preferred return (as defined); second, the Partnership will receive the next amount of proceeds up to the sum of $3,972,500 plus 118% of the additional contributions; and any remaining balance will be distributable 60% to the Partnership and 40% to the unaffiliated venture partner. The Partnership expects to receive 100% of the net distributable sale proceeds to the Venture pursuant to the above referenced provisions. The Partnership estimates that it will recognize a gain of approximately $100,000 for financial reporting purposes and approximately $668,000 for Federal income tax purposes.



     The Partnership Agreement provides that the General Partners shall receive as a distribution from the sale of a real property by the Partnership 3% of the selling price, and that the remaining proceeds (net after expenses and retained working capital) be distributed 85% to the Limited Partners and 15% to the General Partners. However, the Limited Partners shall receive 100% of such net sale proceeds until the Limited Partners
(i) have received cash distributions of sale or refinancing proceeds in an amount equal to the Limited Partners' aggregate initial capital investment in the Partnership and (ii) have received cumulative cash distributions from the Partnership's operations which, when combined with sale or refinancing proceeds previously distributed, equal a 6% annual return on the Limited Partners' average capital investment for each year (their initial capital investment as reduced by sale or refinancing proceeds previously distributed) commencing with the third fiscal quarter of 1981. The Limited Partners have not yet received cash distributions equal to their investment plus a 6% annual return on such investment. Therefore, no portion of the proceeds of this sale will be distributed to the General Partners at this time.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

      (a)    Financial Statements.  Not applicable.
      (b)    Pro Forma Financial Information - Narrative.

     As a result of the sale of the Carillon Shopping Center, beyond May 18, 1995, there will be no further rental income, depreciation, property operating expenses, amortization of deferred expenses or venture partners' share of venture operations recorded for Associates in the consolidated financial statements of the Partnership, which for the Partnership's most recent fiscal year (the year ended December 31, 1994) were approximately, $1,564,000, $460,000, $1,095,000, $19,000 and
$9,000, respectively. Rental income, depreciation, property operating expenses, amortization of deferred expenses and venture partners' share of venture operations for Associates were approximately $409,000, $108,000, $226,000, $5,000 and $1,000,
respectively, for the three months ended March 31, 1995. Also, as a result of the sale of the Carillon Shopping Center, there are no further assets and liabilities related to Associates, which at March 31, 1995 consisted of cash and other current assets of approximately $2,398,000; land and buildings and improvements (net of accumulated depreciation) of approximately $5,049,000; deferred expenses of approximately $135,000; venture partner's deficit in venture of approximately $1,780,000; current liabilities of $108,000 and other liabilities of approximately $3,000.

     (c)  Exhibits

             10. Purchase Agreement between Carillon Associates, Ltd. and Richfield Investment Corporation dated March 24, 1995.



                                    SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         JMB INCOME PROPERTIES, LTD. - VIII

                         By:     JMB Realty Corporation
                                 Managing General Partner



                                 By:    GAILEN J. HULL
                                        Gailen J. Hull
                                        Senior Vice President






Dated:  June 1, 1995